EXHIBIT 99.1

Keurig Dr Pepper Increases its Dividend by 7.0% and Declares Quarterly Dividend for Q3 2024

BURLINGTON, MA and FRISCO, TX (September 12, 2024) – Keurig Dr Pepper (NASDAQ: KDP) announced today that its Board of Directors has approved a 7.0% increase in its annualized dividend rate to $0.92 per share, from the current annualized rate of $0.86 per share, effective with the regular quarterly cash dividend announced today.

The increased regular quarterly cash dividend of $0.23 per share is payable in U.S. dollars on the Company's common stock on October 11, 2024 to shareholders of record on September 27, 2024.

Investor Contacts:
Investor Relations
T: 888-340-5287 / IR@kdrp.com
Media Contact:
Katie Gilroy
T: 781-418-3345 / katie.gilroy@kdrp.com

About Keurig Dr Pepper
Keurig Dr Pepper (Nasdaq: KDP) is a leading beverage company in North America, with a portfolio of more than 125 owned, licensed and partner brands and powerful distribution capabilities to provide a beverage for every need, anytime, anywhere. With annual revenue of approximately $15 billion, we hold leadership positions in beverage categories including soft drinks, coffee, tea, water, juice and mixers, and have the #1 single serve coffee brewing system in the U.S. and Canada. Our innovative partnership model builds emerging growth platforms in categories such as premium coffee, energy, sports hydration and ready-to-drink coffee. Our brands include Keurig®, Dr Pepper®, Canada Dry®, Mott's®, A&W®, Snapple®, Peñafiel®, 7UP®, Green Mountain Coffee Roasters®, Clamato®, Core Hydration® and The Original Donut Shop®. Driven by a purpose to Drink Well. Do Good., our 28,000 employees aim to enhance the experience of every beverage occasion and to make a positive impact for people, communities and the planet. For more information, visit www.keurigdrpepper.com and follow us on LinkedIn.